EXHIBIT 99.1

REFINITIV STREETEVENTS

EDITED TRANSCRIPT DIOD.OQ - Q4 2020 Diodes Inc Earnings Call

EVENT DATE/TIME: FEBRUARY 16, 2021 / 10:00PM GMT

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FEBRUARY 16, 2021 / 10:00PM, DIOD.OQ - Q4 2020 Diodes Inc Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Brett R. Whitmire Diodes Incorporated - CFO

Emily Yang Diodes Incorporated - SVP of Worldwide Sales & Marketing

Keh-Shew Lu Diodes Incorporated - CEO, President & Chairman

C O N F E R E N C E C A L L P A R T I C I P A N T S

David Neil Williams Loop Capital Markets LLC, Research Division - VP

Gary Wade Mobley Wells Fargo Securities, LLC, Research Division - Senior Analyst

Joshua Louis Buchalter Cowen and Company, LLC, Research Division - VP & Research Associate

Dustin Scaring Robert W. Baird & Company - Research Analyst

William Stein Truist Securities, Inc., Research Division - MD

Leanne K. Sievers Shelton Group - President

P R E S E N T A T I O N

Operator

Good afternoon, and welcome to Diodes Inc. Fourth Quarter and Fiscal 2020 Financial Results Conference Call.

(Operator Instructions)

As a reminder, this conference call is being recorded today, Tuesday, February 16, 2021. I would now like to turn the call over to Leanne Sievers ofShelton Group Investor Relations. Leanne, please go ahead.

Leanne K. Sievers - Shelton Group - President

Good afternoon, and welcome to Diodes Fourth Quarter and Fiscal 2020 Financial Results Conference Call. I'm Leanne Sievers, President of SheltonGroup, Diodes' Investor Relations Firm. Joining us today are Diodes' Chairman, President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, BrettWhitmire; Senior Vice President of Worldwide Sales and Marketing, Emily Yang; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I'd like to remind our listeners that the results announced today are preliminary as they are subject to thecompany finalizing its closing procedures and customary quarterly review by the company's independent registered public accounting firm. Assuch, these results are unaudited and subject to revision until the company files its Form 10-K for its 2020 fiscal year ending December 31, 2020.

In addition, management's prepared remarks contain forward-looking statements which are subject to risks and uncertainties, and managementmay make additional forward-looking statements in response to your question. Therefore, the company claims the protection of the safe harborfor forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussedtoday, and therefore, we refer you to a more detailed discussion of the risks and uncertainties in the company's filings with the Securities andExchange Commission, including Forms 10-K and 10-Q.

In addition, any projections as the company's future performance represent management's estimates as of today, February 16, 2021. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change, except to the extent required by applicablelaw.

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FEBRUARY 16, 2021 / 10:00PM, DIOD.OQ - Q4 2020 Diodes Inc Earnings Call

Additionally, the company's press release and management statements during this conference call will include discussions of certain measuresand financial information in GAAP and non-GAAP terms. Included in the company's press release are definitions and reconciliations of GAAP tonon-GAAP items, which provide additional details. Also throughout the company's press release and management statements during this conferencecall, we refer to net income attributable to common stockholders as GAAP net income.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 90 days in the Investor Relations sectionof Diodes website at www.diodes.com.

And now I'll turn the call over to Diodes' Chairman, President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

Thank you, Leanne. Welcome, everyone. And thank you for joining us today.

We ended the year achieving the highest quarterly revenue in company's history, even when excluding the revenue contribution from our acquisitionof Lite-On Semiconductor that closed on November 30.

Total organic revenue grew 7.8% sequentially and 10.7% year-over-year, demonstrating the continued success of our product, content, and customerexpansion initiatives. Revenue from our Pericom products and automotive market also reached record levels, with automotive revenue growing24% sequentially and 40% year-over-year, both of which contributed to our solid market share gains in the quarter. All of these accomplishmentsare notable achievements, especially considering the ongoing global pandemic.

Following the successful completion of LSC acquisition, the integration process has been advancing smoothly. On December 1, we initially announcedthe new operations structure for the combined companies and have named Gary Yu, Senior Vice President, who is in charge of all the businessgroups and also has been tasked with all integration activities. We have been actively working to qualify Diodes products in the LSC factories andexpect to begin making production starts in the middle of this year with the expectation of exiting 2021 with significant momentum in this area.In regards to the product, customer and end market synergies, these are multiyear efforts that span the product development process by workingclosely with our customers and serving them with our combined product portfolio.

As mentioned in our earlier release today, the LSC business was immediately accretive to our results, adding $0.02 per share on a non-GAAP basisin the fourth quarter. As I just mentioned, we believe LSC also offers future opportunities for synergistic growth and expansion across our endmarkets, product offerings, customers and the manufacturing footprint. In addition to these growth synergies, the repurchase of 14.7% of Diodesshares that were previously owned by LSC will drive additional earnings power when combined with Diodes solid operating average.

As we look to the first quarter, we expect to further extend this strong momentum and once again set a new revenue and gross profit record, withsequential growth projected both organically and on a consolidated basis in what has previously been a seasonally down quarter for our business.This anticipated growth is being driven by record POS revenue in the fourth quarter. We look forward to reporting our ongoing progress andremaining focused on integrating the LSC business, while capitalizing on the long-term opportunities for continued growth and earnings expansion.

With that, let me now turn the call over to Brett to discuss our fourth quarter financial results and our first quarter 2021 guidance in more detail.

Brett R. Whitmire - Diodes Incorporated - CFO

Thanks, Dr. Lu, and good afternoon, everyone. As part of my financial review today, I will focus my comments on the sequential change for eachof the line items and would refer you to our press release for a more detailed review of our results as well as the year-over-year comparisons.

Revenue for the fourth quarter of 2020 was a record $350.4 million, which included $16.9 million of one month of revenue from LSC, an increaseof 13.2% on a consolidated basis and 7.8% on an organic basis from the $309.5 million in the third quarter 2020. Gross profit for the fourth quarter

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FEBRUARY 16, 2021 / 10:00PM, DIOD.OQ - Q4 2020 Diodes Inc Earnings Call

was also a record at $122.7 million and included $2.5 million from LSC or 35.0% of revenue on a consolidated basis and 36.0% of revenue for Diodesonly. This compares to $111.1 million or 35.9% of revenue in the third quarter 2020.

GAAP operating expenses for the fourth quarter 2020 were $82.9 million or 23.7% of revenue; and on a non-GAAP basis, were $75 million or 21.4%of revenue, which excludes $4 million of amortization of acquisition-related intangible asset expenses, $2.5 million restructuring costs and $1.5million of other acquisition-related costs. This compares to non-GAAP operating expenses in the prior quarter of $73.2 million or 23.7% of revenue.

Total other expense amounted to approximately $3.7 million for the quarter, including $4 million in interest expense, $3.7 million in foreign currencyloss, partially offset by $3.5 million of other income and $487,000 of interest income.

Income before taxes and noncontrolling interest in the fourth quarter 2020 was $36.1 million compared to $33.3 million in the previous quarter.

Turning to income taxes, our effective income tax rate for the fourth quarter was approximately 16.7%.

GAAP net income for the fourth quarter 2020 was $29.7 million or $0.59 per diluted share, which included $0.03 per share from LSC and comparedto GAAP net income of $27.2 million or $0.51 per diluted share in the third quarter 2020. The share count used to compute GAAP diluted EPS forthe fourth quarter of 2020 was 50.4 million shares, which reflects a reduction in the weighted average share count due to the repurchase ofapproximately 7.8 million Diodes shares from LSC for the one month since closing. As mentioned in our press release today, we expect the sharecount for the first quarter to be approximately 45.7 million shares.

Non-GAAP adjusted net income for the fourth quarter was $37.3 million or $0.74 per diluted share, which excluded, net of tax, $4 million ofacquisition-related financing and other acquisition-related costs, $3.3 million of noncash acquisition-related intangibles expense, $2 million ofrestructuring costs and a $1.7 million gain in value of certain LSC investments. LSC contributed $0.02 per share to fourth quarter non-GAAP earnings.Non-GAAP adjusted net income in the third quarter 2020 was $32.8 million or $0.62 per diluted share.

Included in the fourth quarter 2020, GAAP net income and non-GAAP adjusted net income was approximately $5.1 million, net of tax of non-cashshare-based compensation expense. Excluding share-based compensation expense, both GAAP earnings per share and non-GAAP adjusted EPSwould have increased by $0.10 per diluted share for fourth quarter 2020 and $0.09 for the third quarter 2020.

EBITDA for the fourth quarter was $67.1 million or 19.1% of revenue compared to $63.3 million or 20.5% of revenue in the prior quarter.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, and GAAP net income to EBITDA,which provides additional details.

Cash flow generated from operations was $60.8 million for the fourth quarter 2020. Free cash flow was $33.5 million for the fourth quarter, whichincluded $27.3 million for capital expenditures. Net cash flow in the fourth quarter was a negative $319.3 million, which included the purchase ofLite-On Semiconductor during the quarter for approximately $453.4 million.

Turning to the balance sheet. At the end of fourth quarter, cash, cash equivalents, restricted cash plus short-term investments totaled approximately$327 million. Working capital was $514 million and total debt, including long-term and short term, was $451 million.

In terms of inventory, at the end of fourth quarter, total inventory days decreased to approximately 114 in the quarter on a consolidated basis and110 days for Diodes only as compared to 120 last quarter. Finished goods inventory days also decreased to 31 from 32 in the third quarter 2020.Total inventory dollars increased $45.1 million to approximately $305.4 million, which reflects the addition of LSC. Total inventory in the quarterconsisted of a $17.1 million increase in work-in process, a $15.7 million increase in finished goods and a $12.3 million increase in raw materials.

Capital expenditures on a cash basis for the fourth quarter 2020 were $27.3 million or 7.8% of revenue, which remains within our target model of5% to 9%.

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FEBRUARY 16, 2021 / 10:00PM, DIOD.OQ - Q4 2020 Diodes Inc Earnings Call

Now turning to our outlook. Building on our growth momentum in the fourth quarter and record POS results, we expect revenue in the first quarterof 2021 to increase to approximately $400 million, plus or minus 3%, which represents a record on both an organic and consolidated basis for acombined increase of 14% sequentially at the midpoint. This guidance represents organic growth significantly better than the typical seasonalityof sequentially down 5% on average in the same prior 2-year periods.

We expect GAAP gross margin on a consolidated basis to be 33.6% plus or minus 1%, which includes an approximately 3% impact due to a fullquarter of LSC. Non-GAAP operating expenses, which are GAAP operating expenses, adjusted for amortization of acquisition-related intangibleassets are expected to be approximately 22% of revenue plus or minus 1%. We expect net interest expense to be approximately $3.3 million. Ourincome tax rate is expected to be 18%, plus or minus 3%, and shares used to calculate diluted EPS for the first quarter are anticipated to beapproximately 45.7 million shares.

Please note that purchasing accounting adjustments for of $3.3 million after tax for Pericom and previous acquisitions is not included in thesenon-GAAP estimates.

With that said, I now turn the call over to Emily Yang.

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Thank you, Brett, and good afternoon. In the fourth quarter, revenue increased 13.2% quarter-over-quarter on a consolidated basis and 7.8%organically which is at the high end of our guidance, primarily due to better-than-expected demand in Asia, followed by North America and Europe.

Looking more closely at the fourth quarter revenue, POS revenue reached record level which is driving our expectations for the continued growthin the first quarter. Distributor inventory in terms of weeks decreased quarter-over-quarter, which is slightly below our defined normal range of 11to 14 weeks. We expect distributor inventories to return to our normal range in the near term.

Looking at the global sales in the fourth quarter. Asia represented 81% of revenue; Europe, 11%; and North America, 8%.

In terms of our end markets, Computing represents 23%, Industrial, 23%; Consumer, 22% of revenue; Communications, 20%; and Automotive, 12%of revenue. We achieved record revenue in Automotive and Computing end markets, with Computing being driven by record quarterly revenuefor our Pericom products.

Now let me review the end market in greater details. Starting with Automotive, Diodes continues its strong growth momentum, achieving recordquarterly revenue and reaching 12% of the total revenue. This represents growth of almost 24% sequentially and 40% year-over-year. There are 3application areas where Diodes continue to gain significant traction including Connected Driving, which consists of ADAS, Telematics andInfotainment systems, Comfort, Style and Safety, including lighting and brushless DC motors as well as Powertrain, (covering conventional, hybridelectric vehicles).

In Connected Driving, we saw demand for our new products in infotainment, lighting control systems, speedometers, horn, and alarm systems.More specifically, Diodes automotive-grade switching, TVS, Zenor diodes and crystal oscillators contributed to the growth in these applications.

In Comfort, Style and Safety, we have strong success with our MOSFETs, brushless DC motor controllers, linear drivers and bipolar transistors inapplications such as daylight running lights, styling, instrument lighting as well as gate driver ICs in interior wireless charging. Our LED drivers andour power transistors are also gaining market share in this space for tail lights, interior illumination and exterior lighting applications. Our unipolarhall effect switch family is also gaining strong market traction for seatbelt, seat position, sunroof as well as trunk and window opener applications.

In vehicle Powertrain, Diodes supplies into conventional internal combustion engines powertrains, as well as for hybrids and electric vehicles. OurSBR rectifiers have been designed into many of these applications. We have also secured multiple design wins and opportunities for switching andZener diodes, rectifiers and discrete MOSFETs in battery management systems for electric vehicles as well as emerging applications like mini electricvehicles, micro/mid hybrid and e-scooter systems.

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FEBRUARY 16, 2021 / 10:00PM, DIOD.OQ - Q4 2020 Diodes Inc Earnings Call

In the Industrial market, revenue increased 18% sequentially as we continue to extend our momentum in applications, including solar powerinverters, power distribution systems and smart metering system, all of which were the main contributors in driving growth for our products. Wealso continue to see strong demand for high-voltage rectifier products in smart infrastructure solutions as well as adoption of our PCI Expresspackage switches in the industrial applications to connect multiple PCIe endpoints with the CPU.

Also during the quarter, we began to see increasing new design-ins for LED drivers in UV-C lighting applications as well as numerous design-insand design wins for our wide Vin LDO product family. We also saw rapid growth for our newly released DC-DC converters in LED lighting, e-meter,power tools and charging applications. Additionally, our series of voltage regulators and SBR devices continued to gain traction in DC fan applicationswith the MOSFET demand increasing for both discrete-based inverters and module-based inverters.

In the Consumer market, shipments for the adapter power ICs continued to grow throughout the year. We also saw high demand in the gamingand high-resolution display markets as end users increasingly require high-quality video provided through HDMI and DisplayPort. As a result ofthis trend, our HDMI and DisplayPort ReDrivers are gaining traction with key chipset vendors' reference designs. We're also seeing an increasednumber of design-ins for our LED drivers as well as demand for larger monitors continues to grow.

Also in Consumer, we continue to see strong interest for our discrete products, including bipolar transistors, ultra-small size transistors and Schottkybarrier diodes in applications like amplifiers, Bluetooth headphones and drones.

Turning to Communication market, wireless communication applications continued to expand, driving revenue generations for Zener TVS diodesin Bluetooth earbuds, smart speakers and smart lighting as well as point-to-point and point-to-multipoint links. Our high surge TVS for smartphonepower line protection has gained strong growth momentum in new fast charging applications along with video cameras, access control panelsand audio broadcasting systems.

We're also seeing more design-ins and design wins in mobile phones, cable modems, Optical Network Terminals 5G CPE routers, radio remoteunits and base stations applications for our MOSFETs, low saturation, high-voltage transistors, low-voltage hall sensors and RF LDO products.

Bipolar junction transistors, SBR and Schottky products are also gaining traction in applications like 5G outdoor access points, CPE, access pointrouters, power-over-ethernet switches, cable modem, WiFi routers, IoT gateways and mobile battery applications.

Lastly, in computing, we reached record quarterly revenue driven by record quarterly revenue for our Pericom products. Due to COVID-19,shelter-in-place continued to drive demand for new and upgraded laptops, tablets and other related products. We are also seeing strong demandfor power management, LDOs, hall sensors, DC to DC converters, load switches and audio amplified products in notebook and monitor applications.ESD protection for USB Type-C in notebooks and portable devices also continue to be a strong area for our TVS, SBR, and Schottky products.

Also during the quarter, growth momentum continued in server applications, along with good momentum in our timing products family to supportPCI Express Gen 4 and Gen 5 requirements. This provides flexibility to our customers with seamless migration from PCI Express Gen 4 to PCI ExpressGen 5 in the future without changing the timing path design.

In summary, we ended 2020, achieving the highest quarterly revenue in the company's history and are guiding for another quarter of growth inthe first quarter, both organically and on a consolidated basis to set a stage for a strong year in 2021. This growth reflects the success we've beenachieving with our total solution sales approach and demand creation efforts to increase the content and share across new and existing customersand applications. We look forward to capitalizing on the synergies and opportunities that Lite-On Semiconductor offers to Diodes across our endmarkets, product offerings, customers and manufacturing footprint.

With that, we now open the floor to questions. Operator.

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FEBRUARY 16, 2021 / 10:00PM, DIOD.OQ - Q4 2020 Diodes Inc Earnings Call

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions)

Our first question comes from the line of Gary Mobley with Wells Fargo.

Gary Wade Mobley - Wells Fargo Securities, LLC, Research Division - Senior Analyst

I wanted to start out by asking some questions about Lite-On, now that you've had a couple of months with the company under your belt. I knowin your prepared remarks, you talked about qualifying some of your existing Diodes products on some of the Lite-On manufacturing facilities, butcould you just speak about the timeline for some of the sales synergies to be rung out of the acquisition?

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

Gary, yes. Well, we are aggressively to qualify the product in the -- we call JK Fab. And currently, we are almost done. And probably one morequarter, we should be completed to finish the qualifications. Okay. But it takes time to do the PCN, to notify the customer, to get customer and setthe site change and so we are looking at probably ramp up the second fab currently is about 50% loaded. We are looking at somewhere around70% in end of third quarter and probably 80% by end of the year because it takes time for customer to accept our change notice, know this andfor -- and it take -- some of them take even much longer. So we are looking at that kind of schedule.

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Right. So Gary, this is Emily. So just to add a little bit color related to the sales synergy, I think this really depends on the market segment and alsothe customer's qualification schedule. I think for that area of synergy, it's probably going to take somewhere between, I would say, 6 months thebest scenario to maybe a couple of years, right? So again, it's really down to the market segment and also the customer specifics.

Gary Wade Mobley - Wells Fargo Securities, LLC, Research Division - Senior Analyst

Okay. I wanted to -- I had a follow-up question as well related to Lite-On. In the industry with an industry backdrop where a lot of your competitorsare capacity constrained, in what ways could Diodes benefit from having this underutilized manufacturing capacity at Lite-On, assuming all thequalifications go according to plan. In other words, how easy, given those circumstances will it be for you guys to take some market share fromyour competitors who are again, capacity constrained.

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Okay. Gary, let me address that question. I think overall, right, the current global shortfall for semiconductor supply actually help Diodes, right? Ifwe just look at the 4Q, we did have a record revenue with 7.8% sequentially and 10.7% year-over-year growth, which is really a strong evidence ofour continued success in the product content and customer expansion initiatives, right? So if we just look at the first quarter guidance, we actuallyguided 14% quarter-over-quarter growth at the midpoint. And compared to our seasonality slowdown, on average, we talked about for the last 2quarters, about 5% drop. This is again a significant sign of the continued success, right? So we do see some of the constraints.

So other than the MOSFET, we actually see some of the tightness. But what we've been doing is actually aggressively working with the customers,understand their true demand, and we're able to resolve some of the bottlenecks, right? I think for the MOSFET, we've been very aggressivelyworking with our foundry partners to really kind of resolve the out of balance problem. And at this moment, we are working also, if you remember,the SFAB2 to 8-inch expansion as well as the GFAB that we acquired more than a year ago to expand our capacity in both of this FAB and theseareas, right?

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FEBRUARY 16, 2021 / 10:00PM, DIOD.OQ - Q4 2020 Diodes Inc Earnings Call

So I think in longer term, we do have enough wafer fab capacity that's actually again, the GFAB, right? Majority is 8-inch, also some of the 6-inchFAB capacity. And also with the Lite-On Semiconductor acquisition that we recently closed in November, and that will also give us additional 6-inchcapacity at the JK FAB that Dr. Lu mentioned. So I think with all of this, right? So I think we are well positioned for our future growth. And this isreally focusing on the additional business with our internal capacity to support it.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

In addition to what Emily talking about, we actually ramping up on our Shanghai FAB, SFAB 8-inch -- ramp up 8-inch capacity in Shanghai FAB.

Operator

Our next question comes from the line of Matt Ramsay with Cowen.

Joshua Louis Buchalter - Cowen and Company, LLC, Research Division - VP & Research Associate

This is Josh Buchalter on behalf of Matt. Congrats on the great results. I guess, asking the previous question a little differently, are you going tohelp us understand a little bit how much of the significant above seasonal first quarter guidance is indeed being driven by you guys being in apretty unique situation of having some slack in your own internal capacity and able to fill orders that some of your peers aren't?

Brett R. Whitmire - Diodes Incorporated - CFO

Well, I think that that's exactly right. Some of that seasonality strength that we have is a couple of things. One, it's the fact that we have capacitythat we're continuing to be able to take advantage of through the -- all the various avenues, meaning LSC, GFAB expansion as well as SFAB. Ontop of that, it's the continued strength we're seeing across a broad market and actions we've been taking across time to make sure and be preparedfor that. So I think it's a blend of those things that allow us to enjoy the above seasonal growth in the first quarter.

Joshua Louis Buchalter - Cowen and Company, LLC, Research Division - VP & Research Associate

Got it. And then, I guess, given the above seasonal fourth quarter and first quarter, and I realize you're not guiding the full year, but anything youcan provide us on visibility into the second quarter and the rest of the year? Or how we should think about the seasonality of the rest of the year.Congrats again.

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

So this is Emily. Let me maybe start making a few comments. So we don't usually provide guidance beyond the first quarter. I think Dr. Lu mentionedbefore, overall, the markets feel extremely dynamic. Right? So we just need to monitor the situation closely. I think overall, this is not specific toDiodes. I think everybody expect 2021 to be an up market. I think we're definitely not in the position to call the percentage or provide guidance atthis moment, but we'll keep you posted as we progress throughout the years.

Operator

And our next question comes from the line of William Stein with Truist Securities.

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FEBRUARY 16, 2021 / 10:00PM, DIOD.OQ - Q4 2020 Diodes Inc Earnings Call

William Stein - Truist Securities, Inc., Research Division - MD

Great. I want to add my congratulations, especially on the very strong Q1 guidance. There's one aspect of it, though, that's a little surprising. TheOpEx that you're guiding to looks like it's more than what the stand-alone companies would have delivered combined together, sort of almost adissynergy. I think Dr. Lu, you've talked about this as related to incremental R&D required, and perhaps that's to qualify the Diode products on theLite-On production line. Can you maybe quantify that a little bit on what that investment is? And perhaps as a follow-up, you can talk about what,if any, incremental costs are required to develop the Lite-On portfolio to a level where it's something that you can effectively cross-sell to theheritage Diodes customers?

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

Well, the -- we -- the R&D expense in LSC is lower than the level of Diodes. So I intend to do is increase their R&D to about the same level as Diodescurrently has. So that that is what we intend -- I intend to do. Secondly is we need to start to focus on introduce the differentiated type of product.Currently, the product most of them is a commodity type of product. And my intention is driving the focus drive -- the product definition and tointroduce differentiated type of product using their special technology. And what's another question?

William Stein - Truist Securities, Inc., Research Division - MD

I was asking about the effort to cross-sell the Lite-on product into your traditional customer base. I think you had referred to an incremental R&Dinvestment to make that happen. Perhaps you can discuss that a bit. Is it a matter of just proving out the quality of these products to your heritagecustomers? Or is it in developing new products altogether?

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

Well, yes. No, but it's not just that. #1 is, I think we are talking about 3 synergies. We're talking about, one is market synergy because they are veryweak in the industrial and automotive market segments. So we intend to do is we introduce their product into those 2 market -- those marketsegments. #2 is customer synergies. They typically cannot design-in to the multinational customers. And that's a lot of focus we're going to do toimprove the focus, improve the design-in on those major customers. #3 is the product portfolio. We are focused on solution sales instead ofcomponent sales. And solution sales is adding the product portfolio through different acquisitions inside Diodes in the past. And LSC is the lastacquisition we had, and we're going to be adding the product line into our total product portfolios and to introduce them into solution customersolution requirements. So those is what we intend to do other than qualify their product good enough for the major customer. That's just one ofthe actions, but the key one will be the 3 synergies we're going to go after.

Operator

(Operator Instructions)

Our next question comes from the line of David Williams with Loop Capital.

David Neil Williams - Loop Capital Markets LLC, Research Division - VP

Congrats on the quarter. I wanted to ask a little bit about maybe some of the share gains that you're seeing today. And how sticky you think thosemay be? Just in terms of picking up new customers from maybe where your competitors maybe have been unable to supply. Do you think that'sfairly sticky in terms of those wins? Or do you see a reversal or maybe some of those returning to the competitor as you get capacity constraintsbegin to fall off?

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FEBRUARY 16, 2021 / 10:00PM, DIOD.OQ - Q4 2020 Diodes Inc Earnings Call

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Right. So David, I think -- this is Emily. Let me address that question, right? So any time there's a market change always create opportunity forDiodes, right? So one of the key focus for us is to really focus on the content expansion and customer expansion that we talked about. So I believethat new opportunity, new doors open to us, and that will be a long-term opportunity to Diodes and is not going to be a short term. So I think,again, the total solution sales that we've been focusing on and continue to expand our technology, what Dr. Lu just mentioned earlier, and continueto drive the content expansion. So we just need to capture the opportunity when it's present and make sure we continue to support the customerand build a strong customer relationship. So that will be a long-term business instead of short term.

David Neil Williams - Loop Capital Markets LLC, Research Division - VP

Okay. And then maybe in terms of the gross margin, Brett, if you kind of think about how the utilization rates come up in the next couple of quarters.How do you think the gross margin benefits? And when can you get the LSC margin profile maybe more in line with the corporate average or the-- maybe the Diode legacy kind of average?

Brett R. Whitmire - Diodes Incorporated - CFO

Yes, David, I think that what you'll see, and I think what you'll see in the guide is that we're consistently improving the Diodes organic marginconsistent to what we had said. And we're basically bringing in the LSC business, consistent to what we had imagined the impact would be. Theimmediate thing we're working on, as Dr. Lu talked about a little bit, was the qualification of the Diodes products in the LSC factories, which willhelp the LSC margins. We expect to be able to start making those starts middle of the year, which gives us a decent amount of momentum as wecome out of the year. And then the other synergies that were listed, these are more multiyear areas of synergy. And so the real key, as Dr. Lumentioned, invest more in the product line, immediately start getting traction with design-ins and design wins. And so some of those longer leadtime synergies, we can get some traction on that quickly. But I think this is going to be a gradual multiyear activity to bring the LSC margins in linewith our expectations for continued growth.

Operator

Your next question comes from the line of Tristan Gerra with Baird.

Dustin Scaring - Robert W. Baird & Company - Research Analyst

Yes. Hi, everyone. This is Dustin speaking for Tristan today. So for our first question, I know you guys talked earlier about some supply constraintsin MOSFETs. First, just want to clarify that, that's mostly in automotive. And maybe if you guys can just give an expectation on when the supplyconstraint disappear? And then secondarily, are you able to tweak mix given the tightness? And do you plan on raising ASPs? Then I have a follow-upafter.

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Right. So let me address that question. I think for the overall shortage in the industry, this is really no surprises, driven a lot by the 8-inch shortagethat we've seen, right? So I don't think we are in position to predict when this effect is going to be over. What Diodes has been focusing is reallyexpanding some of our internal capacities to support our future growth, right? So we talked about the GFAB being acquired more than a year ago.And by the second half of the year, we're going to ramp up some significant capacity both in 8-inch and also in 6-inch. Dr. Lu talked a little bit aboutthe SFAB-2 8-inch capacity increase as well. And with the Lite-On Semiconductor acquisition increased more 6-inch capacity for us, right? So overall,I think what we focus on is really position ourselves to really support the customers' true demand and be able to continue to expand from thatarea.

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FEBRUARY 16, 2021 / 10:00PM, DIOD.OQ - Q4 2020 Diodes Inc Earnings Call

So the second question you have is related to the product mix. So changing the product mix, improving margins have been an ongoing focus forDiodes throughout the last few years and you can definitely see some of the results that we demonstrated to you guys already. And that willcontinue to be the focus. So we want to continue to focus on driving good new products with better margin profiles to really support the customers'need. So that strategy will not change. It fits really well with our total solution sales strategy. So I think that's really your second part of the question,right? So again, price increase is definitely not the key focus for Diodes. Again, we really want to focus on the product mix improvement as well astotal solution sales on demand creation and also the content expansion.

Dustin Scaring - Robert W. Baird & Company - Research Analyst

Got it. Great. And obviously, POS has been very strong. I think you guys just said it was a record. Just wondering overall, how pricing has beenacting recently? And if there's been significant changes, maybe you guys could quantify them and then finally, have you seen any evidence ofdouble ordering at either Tier 1 or Tier 2 customers?

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Right. So definitely, in my -- I mean, in my speech, that we have a record revenue of POS. We're definitely seeing strong momentum actually acrossall the regions, which is the reason we actually guided a really strong 1Q, 14% growth at the midpoint, right? So when the demand supply, I mean,the demand's getting tight, definitely, we're seeing pricing is holding more firm than before, which is normal that we're seeing overall. I think,again, Diodes' focus is really more focusing on working with the customers, understanding their true demand, so we can actually provide a bettersupport with them and build a long-term relationship with them to continue to expand our portfolio, right? So that's always been our focus andwill continue to be our focus.

Operator

I'm showing no further questions. So with that, I'll turn the call back over to Chairman, President and CEO, Dr. Lu for any closing remarks.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

Thank you for your participation on today's call. Operator, you may now disconnect.

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